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                                                                    EXHIBIT 21

SUBSIDIARIES OF COMPANY

     The Company has one subsidiary.

     M. H. Rhodes (Canada) Limited was incorporated in 1960 as a private Company under the laws of the Province of Ontario, Canada. The Company owns 96% of this subsidiary's securities.